SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 1


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         ADVANCED TISSUE SCIENCES, INC.
               (Exact name of registrant as specified in charter)


        DELAWARE                    0-016607                14-1701513
(State of incorporation           (Commission              (IRS Employer
   or organization)               File Number)           Identification No.)

          10933 North Torrey Pines Road, La Jolla, California, 92037
                 (Address of principal executive offices)

     Registrant's telephone number, including area code: (858) 713-7300


     Securities to be registered pursuant to Section 12(b) of the Act:
                                NONE
                          (TITLE OF CLASS)

     Securities to be registered pursuant to Section 12(g) of the Act:

                   PREFERRED SHARE PURCHASE RIGHTS
                         (Title of Class)

                    NASDAQ NATIONAL MARKET SYSTEM
                        (Name of Exchange)

Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------


         On November 10, 1999, Advanced Tissue Sciences, Inc. (the "Company"), completed a public offering of units (the "Offering") sold by the Company to the State of Wisconsin Investment Board ("SWIB"). The units were sold directly by the Company under Registration Statement No. 333-82683 on Form S-3. In connection with the Company's sale of units, on November 5, 1999, the Company entered into a Securities Purchase Agreement with SWIB (the "SWIB Purchase Agreement"). Under the SWIB Purchase Agreement, the Company agreed, among other things, to, prior to the completion of the Offering, amend the Rights Agreement dated as of January 6, 1995, (the "Rights Agreement") by and between the Company and ChaseMellon Shareholder Services, L.L.C., a New Jersey Limited Liability Company (formerly Chemical Trust Company of California), as Rights Agent (the "Rights Agent"). The Company's Board of Directors approved an amendment (the "Amendment") to the Rights Agreement as set forth on attached
Exhibit 1.  All capitalized terms used below and not defined herein have the
---------
meanings given them in the Rights Agreement, as amended.

         The Amendment essentially provides that:

         1. the definition of "Acquiring Person" shall not include SWIB, but only to the extent that (1) SWIB first becomes the Beneficial Owner of in excess of 15% of the Company's Common Shares solely as a result of SWIB entering into the SWIB Purchase Agreement, in the ordinary course of its business and not with the purpose or effect of influencing the control of the Company (or in connection with or as a participant in any transaction having such purpose or effect) and (2) at any time subsequent thereto, SWIB does not beneficially own any more than 19.99% of the Company's Common Shares (the "Beneficial Ownership Limitation"); and

         2. in the case of SWIB, the Distribution Date shall not be deemed to occur and the Rights will not separate from the Company's Common Shares until a tender or exchange offer is commenced the consummation of which would cause SWIB to beneficially own Common Shares of the Company in excess of the Beneficial Ownership Limitation.

         The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the SWIB Purchase Agreement filed herewith.

Item 2.  Exhibits.
         --------

1. First Amendment to Rights Agreement entered into as of November 8, 1999, between ChaseMellon Shareholders Services, L.L.C., as Rights Agent and Advanced Tissue Sciences, Inc.

2. Securities Purchase Agreement dated as of November 5, 1999, between the State of Wisconsin Investment Board and Advanced Tissue Sciences, Inc.


                             SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                      ADVANCED TISSUE SCIENCES, INC.

DATE:  November 10, 1999              By:  /s/ Arthur J. Benvenuto
                                         ---------------------------------

                                      Name:  Arthur J. Benvenuto
                                           -------------------------------

                                      Title:  Chairman of the Board and
                                              Chief Executive Officer
                                            ------------------------------

                             EXHIBIT INDEX

  Exhibit
  Number                    Document Description
  -------                   --------------------

    1 First Amendment to Rights Agreement entered into as of November 8, 1999, between ChaseMellon Shareholders Services, L.L.C. and Advanced Tissue Sciences, Inc.

    2 Securities Purchase Agreement dated as of November 5, 1999, between the State of Wisconsin Investment Board and Advanced Tissue Sciences, Inc.